Exhibit 10.12

LOAN AGREEMENT (LINE OF CREDIT)

THIS LOAN AGREEMENT ("Agreement"), dated as of March 4, 2002, is made between THE EXPLORATION COMPANY OF DELAWARE, INC., a Delaware corporation ("Borrower"), and HIBERNIA NATIONAL BANK, a national banking association ("Lender"), who agree as follows:

ARTICLE 1

GENERAL TERMS

Section 1.1 Terms Defined Above. As used in this Agreement, the terms "Agreement", "Borrower", and "Lender", shall have the meanings indicated above.

Section 1.2 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated (and as provided in Section 9.14), unless the context otherwise requires:

"Advances" shall mean the borrowings on the Closing Date under the Loan and all or any portion of such borrowings and other or subsequent reborrowings under the Loan so long as same remain outstanding and unpaid.

"Amount" shall mean five million ($5,000,000.00) dollars. Although the face amount of the initial Note under this Agreement is twenty five million ($25,000,000.00) dollars, the Amount (and hence the Commitment Limit) is acknowledged by Borrower to be a lesser number, subject to one or more future increases by the Lender in its sole discretion in conjunction with any future increases in the Borrowing Base and further bank management approvals.

"Base Rate" shall mean, for any day, an interest rate per annum equal to the Prime Rate in effect on such day plus the Applicable Prime Rate Margin (as defined below). The "Applicable Prime Rate Margin" shall mean the following per annum interest rate from time to time, determined for each fiscal quarter by reference to the Percentage Outstanding for the immediately prior fiscal quarter, in accordance with the following schedule:

Percentage Outstanding	Applicable Prime Rate Margin

less than 1/3	0%
1/3 to 2/3	0%
above 2/3	0.25%

The Applicable Prime Rate Margin shall remain fixed during each fiscal quarter of the Borrower's fiscal year, determined on the first day of each fiscal quarter depending upon the Percentage Outstanding for the immediately prior quarter. (During the first partial quarter of this Agreement, commencing on the Closing Date, the Applicable Prime Rate Margin shall be zero (0%) percent). Without notice to the Borrower, the Base Rate shall change automatically from time to time as and in the amount by which the Prime Rate shall fluctuate, with each such change in the Base Rate to be effective as of the date of each change in the Prime Rate, adjusted daily.

"Borrowing Base" shall mean, at any time, the dollar amount calculated as the maximum loan value of the Collateral as determined by the Lender in its sole discretion, but based upon the Lender's customary standards and practices from time to time in effect with respect to secured oil and gas property lines of credit in determining the discounted present value of the Collateral's production and the Borrower's cash flows. Any good faith determination by the Lender of the Borrowing Base shall be final and conclusive. The Borrowing Base may be revised by Lender at any time to reflect changes in the Collateral or the occurrence of events or economic conditions or otherwise pursuant to Lender's customary standards and practices as such exist at that particular time, and further will be subject to scheduled semi-annual redeterminations during the term of this Loan. Additionally, the Borrower may request twice per any twelve month period (commencing 90 days after the Closing Date) that an unscheduled redetermination be done by Lender, subject to Borrower's payment to Lender of a fee in accordance with the then applicable fee schedule established by Lender from time to time in its sole discretion. The Lender shall notify the Borrower of the result of each Borrowing Base redetermination by the Lender at least fifteen (15) days before its effective date. Each determination of the Borrowing Base shall be effective until redetermined by the Lender in accordance with this Agreement. Such redetermination by the Lender may lead to increased or decreased credit availability to the Borrower under the revised Borrowing Base schedule. Without limiting the foregoing, the Lender may exclude, in its sole and absolute discretion, any property or portion of production therefrom from the Borrowing Base, at any time, because title information on, or the status of title to, such property is not reasonably satisfactory to Lender, such property is not Collateral, the Lender's Lien therein is not first and prior to all others, such property is subject to contractual agreements or commitments not reasonably satisfactory to Lender, or such property is not assignable. On the Closing Date, the Borrowing Base is $5,000,000.00.

"Business Day" shall mean (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday or legal holiday for commercial banks in either New Orleans, Louisiana, or New York, New York, and (b) with respect to all requests, notices and determinations in connection with LIBO Rate Loans, a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for dollar deposits in the London interbank market.

"Closing Date" shall mean the date on which the Note is executed and delivered by the Borrower to the Lender.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Collateral" shall mean the properties and property rights described in the Collateral Documents described in Section 3.1 as primary security for the Indebtedness.

"Collateral Documents" shall mean collectively the documents from time to time required by the Lender to obtain the security interest in the Collateral, or otherwise guarantee or secure the Indebtedness, such documents which exist on the Closing Date being described in Article 3 hereof, as all such documents are amended, restated or renewed from time to time.

"Commitment Limit" shall mean, at any particular date, the lesser of (x) the Amount or (b) the Borrowing Base as most recently determined and in effect.
"Contracts" shall mean those agreements, contracts and other instruments to which the Borrower's interest in the oil, gas and mineral leases comprising the Collateral are subject.

"Debt" shall mean any and all amounts and/or liabilities owing from time to time by the Borrower to any Person, including the Lender, direct or indirect, liquidated or contingent, now existing or hereafter arising, including without limitation (i) indebtedness for borrowed money or the deferred purchase price of property; (ii) unfunded portions of commitments for money to be borrowed; (iii) the amounts of all standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of the Borrower, and (without duplication) all drafts drawn thereon; (iv) guaranties of the obligations of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise; (v) indebtedness of the types described above secured by any Lien on any property owned by the Borrower, to the extent attributable to the Borrower's interest in such property, even though the Borrower has not assumed or become liable for the payment thereof personally; (vi) the present value of all obligations for the payment of rent or hire of property of any kind (real or personal) under leases or lease agreements required to be capitalized under generally accepted accounting principles, (vii) trade payables and operating leases incurred in the ordinary course of business or otherwise; and (viii) Hedging Obligations.

"Default" shall mean the occurrence of any of the events specified in Article 8 hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

"Default Rate" shall mean, on any particular date, the Prime Rate plus five (5%) percent per annum.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Event of Default" shall mean the occurrence of any of the events specified in Article 8 hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

"Hedge Agreement" means any agreement or arrangement providing for payments which are related to, or the value of which is dependent upon, fluctuations of interest rates, currency exchange rates or forward rates, or fluctuations of commodity prices, including without limitation any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement or similar futures contract or swap or other derivative agreement related to interest rates, currency exchange rates or hydrocarbons or other commodities, or any option with respect to such transaction.

"Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising or evidenced (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Hedge Agreements and any and all cancellations, buybacks, reversals, terminations or assignments of any Hedge Agreement.

"Indebtedness" shall mean any and all amounts, liabilities or obligations owing from time to time by the Borrower to the Lender (or any transferee of the Loan), including without limitation any such amounts, liabilities or obligations pursuant to this Agreement, the Note and the Collateral Documents (including attorneys' fees incurred in connection with the execution, enforcement or collection of the Borrower's obligations hereunder or thereunder or any part thereof) or any Hedging Obligations, and whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising.

"LIBO Rate" shall mean, during any Interest Period (as defined below) for any Advance, an interest rate per annum equal to the Reserve Adjusted LIBO Rate (as defined below) plus the Applicable LIBO Rate Margin (as defined below). "Reserve Adjusted LIBO Rate" shall mean with respect to each Interest Period for a LIBO Rate Advance, an interest rate per annum equal to the quotient (converted to a percentage, rounded upward to the nearest whole multiple of 1/100 of 1% per annum) of (i) the rate per annum as determined by the Lender at or about 10:00 a.m. Central Time (or as soon thereafter as practicable) on the second Business Day prior to the first day of each Interest Period, to be the annual rate of interest for deposits in United States dollars for the selected Interest Period as shown on the Dow Jones Telerate Matrix page for British Bankers Association Interest Settlement Rates as of two Business Days prior to the first day of such Interest Period, divided by (ii) the remainder of 1.00 minus the LIBOR Reserve Requirement (as defined below), expressed as a decimal, for such Interest Period. "LIBOR Reserve Requirement" shall mean for any day during an Interest Period for any LIBO Rate Advance, that percentage which is specified by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Lender with respect to liabilities consisting of or including "Eurocurrency liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) with a maturity equal to such Interest Period. In determining this percentage, the Lender may use any reasonable averaging and attribution method. "Interest Period" shall mean the period between the Business Day on which the LIBO Rate shall begin and the day on which the LIBO Rate shall end. The duration of each Interest Period for a LIBO Rate Advance shall be one (1) month, two (2) months, three (3) months or six (6) months, at the Borrower's election, subject to the following: (i) no Interest Period shall extend past the Maturity Date; (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that if the next succeeding Business Day would occur in the next following calendar month, the last day of such Interest Period shall be shortened to occur on the next preceding Business Day; (iii) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and (iv) if the Borrower fails to designate an Interest Period, the Interest Period for a LIBO Rate Advance (recognizing that under Subsection 2.1(b) below the Lender is not obligated to make such a LIBO Rate Advance in the absence of such designation by the Borrower) shall be deemed to be one month until a different designation is made for a subsequent Interest Period. No Interest Period for a LIBO Rate Advance shall have a duration of less than one month, and if any such Interest Period would otherwise be a shorter period, the relevant Advance shall be a Base Rate Advance during such period. The "Applicable LIBO Rate Margin" shall mean the following per annum interest rate from time to time, determined for each fiscal quarter by reference to the Percentage Outstanding for the immediately prior fiscal quarter, in accordance with the following schedule:

Percentage Outstanding	Applicable LIBO Rate Margin

less than 1/3	2.75%
1/3 to 2/3	3.00%
above 2/3	3.25%

The Applicable LIBO Rate Margin shall remain fixed during each fiscal quarter of the Borrower's fiscal year, determined on the first day of each fiscal quarter depending upon the Percentage

Outstanding for the immediately prior quarter. (During the first partial quarter of this Agreement, commencing on the Closing Date, the Applicable LIBO Rate Margin shall be three (3%) percent.) No more than four (4) LIBO Rate tranches at any one time are permitted for the Note. The Borrower will comply with the provisions of Addendum I hereto, relating to the LIBO Rate, which is an integral part of this Agreement. The LIBO Rate shall remain fixed for the duration of the LIBO Rate Interest Period selected. The Borrower shall not have the right to voluntarily prepay Advances outstanding at the LIBO Rate prior to the end of the applicable LIBO Rate Interest Period.

"Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, production payment, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, servitudes, usufructs, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, the Borrower shall be deemed to be the owner of any property which it has accrued or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

"Loan" shall mean the line of credit as described in Article 2 hereof.

"Loan Excess" shall mean, at any point in time, the amount, if any, by which the outstanding principal balance of the Advances plus the face amount of all outstanding standby letters of credit issued pursuant to this Agreement exceeds the Commitment Limit then in effect.

"Maturity Date" shall mean the third anniversary of the Closing Date, or such earlier date on which the Loan is accelerated pursuant to Section 8.2 hereof.

"Note" shall mean the note described in Section 2.1(a) hereof.

"Paloma Pipeline" shall mean Paloma Pipeline, L.P., a Texas limited partnership.

"PPL Operating" shall mean PPL Operating, Inc., a Texas corporation.

"Percentage Outstanding" shall mean, for any fiscal quarter (or lesser time period as applicable), the fraction obtained by dividing (x) the average unpaid and outstanding principal balance of the Advances under the Note during such quarter, by (y) the average of the Commitment Limit for such quarter.

"Permitted Hedge Agreement" shall mean any Hedge Agreement related to either (i) Borrower's production and sale of its hydrocarbons or (ii) interest rates pertaining to the Loan, in each case which the Borrower enters into (x) in the ordinary course of business as part of its normal business operations with the purpose and effect of fixing prices or hedging variable interest rates as a risk-management strategy, and not for purposes of speculation and not intended primarily as a borrowing of funds, and (y) with any Person reasonably acceptable to the Lender.

"Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

"Plan" shall mean any plan subject to Title IV of ERISA and maintained by the Borrower, or any such plan to which the Borrower is required to contribute on behalf of its employees.

"Prime Rate" shall mean, at any particular date, the prime or base rate as reflected in The Wall Street Journal (or if such rate is not published or is no longer available, such other index satisfactory to Lender). Without notice to the Borrower, the Prime Rate shall change automatically from time to time as and in the amount by which said index rate shall fluctuate, with each such change in the Prime Rate to be effective as of the date of each change in such index rate. The Wall Street Journal index rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by Lender (or by such institutions comprising said index).

"Subsidiary" shall mean each corporation of which the Borrower owns, directly or indirectly, fifty percent or more of the outstanding capital stock, and each partnership, limited liability company or other Person of which the Borrower owns, direct or indirect, fifty percent (50%) or more of the outstanding partnership, membership or other ownership or voting interest.

Section 1.3  Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time on a basis consistent (except for changes in accounting principles or practice approved by independent public accountants for the Borrower) with the most recent financial statements of the Borrower.

ARTICLE 2

THE CREDIT

Section 2.1  Line of Credit and Letters of Credit. (a) Line of Credit. Subject to and upon the terms and conditions contained in this Agreement, and relying on the representations and warranties contained in this Agreement, on the Closing Date the Lender agrees to make a revolving line of credit available to the Borrower, including the face amount of all standby letters of credit permitted to be issued under this Agreement, in the maximum aggregate principal amount equal to the Commitment Limit. The line of credit is represented by a promissory note in the principal amount of the twenty five million ($25,000,000.00), payable to the order of the Lender. Principal and all accrued and unpaid interest on the line of credit shall be payable in full on the Maturity Date, after which no further Advances will be made. Payments may be debited from the Borrower's accounts at the Lender as provided in this Agreement.

(b)  Interest. The interest rate applicable to each Loan Advance beginning on the date such Advance is made shall be either (i) the Base Rate, adjusted daily, or (ii) the LIBO Rate, adjusted on the first day of each LIBO Rate Interest Period and remaining fixed for the duration of the LIBO Rate Interest Period, selected at the Borrower's option by written notice to Lender in accordance with the terms hereof. Effective on the first day following the end of any LIBO Rate Interest Period, the Borrower may from time to time change the interest rate which is to apply to the Advances or a portion thereof (including any yet to be made Advance which is made on the effective date of the interest rate change) by notifying the Lender of the Borrower's desire to change the interest rate not less than three (3) Business Days prior to the date on which such change shall be effective. No more than four (4) LIBO Rate tranches and one Base Rate tranche (all Base Rate Advances constituting one tranche) shall be permitted for the Note at any one time. In the absence of any timely specific interest rate election by the Borrower (as provided above in this Subsection 2.1(b) and in the definition of LIBO Rate), unless otherwise agreed by the Lender, an Advance (if outstanding as a LIBO Rate Advance) will be automatically converted into a Base Rate Advance on the last day of the then current LIBO Rate Interest Period for such Advance or (if not then outstanding) an Advance shall bear interest at the Base Rate. The Borrower further will comply with the provisions of Addendum I hereto, relating to the LIBO Rate, which is an integral part of this Agreement. Interest on the Note shall be payable (x) on Advances bearing interest at the Base Rate monthly in arrears on the last day of each month, and (y) on LIBO Rate Advances monthly in arrears on the last day of each month (notwithstanding the applicable LIBO Rate Interest Period for each LIBO Rate Advance). Interest on (i) Base Rate Advances and all other Indebtedness except for LIBO Rate Advances shall be calculated on the basis of a 365 (or in a leap year 366) day year and the actual number of days elapsed, and (ii) on LIBO Rate Advances shall be calculated on the basis of a 360-day year by applying the ratio of the annual interest rate over a year of 360 days, times the applicable principal balance, times the actual number of days such applicable principal balance is outstanding. Payments may be debited from the Borrower's accounts at the Lender as provided in this Agreement.

(c)  Draw Requests. In accordance with the provisions in this Section, the Lender will make Advances to the Borrower from time to time on any Business Day on and after the Closing Date until and including the last Business Day before the Maturity Date in such amounts as the Borrower may request, up to the Commitment Limit, and the Borrower may make borrowings, repayments and reborrowings in respect thereof. Requests for Advances must be made by written notice from the Borrower sent to the Lender by mail, courier or facsimile in accordance with Section 9.1, specifying the amount of the Advance. A request shall be fully authorized by the Borrower if made by any one of the Persons hereby designated by the Borrower as an authorized person in accordance with resolutions of the Board of Directors of the Borrower certified to the Lender. The Lender may rely fully and completely upon the authority of the signatory of such request or confirmation unless such authority is terminated by written notice to the Lender, and any such termination shall be effective only prospectively. The request for any Advance by the Borrower shall constitute a certification by the Borrower that all of the representations and warranties contained in Article 4 (other than those representations and warranties, if any, that are by their specific terms limited in application to a specific date) are true and correct as of the date of such request and also as of the date of the Advance.

(d)  Timing After the Lender's receipt of an authorized request for Advance, the Lender will make such Advance for the benefit of the Borrower in same day funds as provided below upon fulfillment of the applicable conditions set forth in this Agreement. Requests for Advances at the Base Rate shall be made on written notice from the Borrower to the Lender, received by the Lender no later than 11:00 a.m. (Central Time) on the first Business Day before such Base Rate Advance specifying the amount thereof. Request for Advances at the LIBO Rate shall be made on written notice from the Borrower to the Lender received by the Lender no later than 11:00 a.m. (Central Time) on the third (3rd) Business Day before such LIBO Rate Advance, specifying the amount thereof (including the amount of each tranche, if more than one) and the LIBO Rate Interest Period (or Interest Periods, if more than one tranche). Each such written notice by the Borrower shall be irrevocable by the Borrower. Not later than 3:00 p.m. (Central Time) on the date properly and timely requested for the Advance and upon fulfillment of the applicable conditions set forth in Article 7 of this Agreement, the Lender will make such Advance available to the Borrower in same day funds in the disbursement deposit account maintained by the Borrower with the Lender. The Borrower irrevocably agrees in favor of the Lender that the deposit of the proceeds of any Advance in any account of Borrower with the Lender shall be deemed prima facie evidence of the Borrower's Indebtedness to the Lender under the Loan.

(e)  Minimum. Notwithstanding anything in this Agreement to the contrary, the aggregate principal amount of all LIBO Rate Advances having the same LIBO Rate Interest Period shall be at least equal to $100,000.00; and if any LIBO Rate tranche would otherwise be in a lesser principal amount for any period, such tranche shall bear interest at the Base Rate during such period.

(f)  Letters of Credit. As a portion of the line of credit availability (and subject to the Commitment Limit and the other terms and conditions of this Agreement), the Lender will issue standby letters of credit for the account of the Borrower. The expiration of such letters of credit shall not extend beyond the Maturity Date of the line of credit. The fee for a standby letter of credit shall be at the per annum rate equal to the Applicable LIBO Rate Margin then in effect on the face amount of the letter of credit for the period from the letter of credit's issuance to the expiration date, paid quarterly in arrears on each September 30, December 31, March 31 and June 30, plus additional amounts customarily charged by the Lender for the issuance and processing of letters of credit. The Borrower shall submit an application for each letter of credit on the Lender's standard form. Such letters of credit will be documented on the Lender's standard form. No letter of credit will be issued if the face amount thereof plus the aggregate of all Advances then outstanding plus the face amount of all standby letters of credit then outstanding would exceed the Commitment Amount. Payment by the Lender of a draw on a standby letter of credit shall be an Advance as part of the Loan bearing interest from the date of such draw, notwithstanding the Commitment Limit.

Section 2.2  Business Days. If the date for any payment, prepayment or fee payment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement (unless otherwise provided herein) the same shall be deemed to have fallen on the next following Business Day, and such extension of time shall in such case be included in the computation of payments of interest.

Section 2.3  Payments. The Borrower shall make each payment hereunder and under the Note and any Collateral Documents in lawful money of the United States of America in same day funds to the Lender at its main office in New Orleans, Louisiana, not later than 11:00 a.m. (Central Time) on the day when due, or such other place in the United States as designated in writing by the Lender. The Borrower hereby authorizes the Lender to charge from time to time against the Borrower's deposit accounts with the Lender any amount which is then so due, and acknowledges that such accounts will be established for that purpose (among other purposes) under Section 5.16 and may be so used even in the absence of an Event of Default.

Section 2.4   Prepayment. (a) Voluntary. The Borrower may prepay the Loan in full or in part at any time without payment of premium or penalty; provided, however, that (i) the Borrower shall give the Lender notice of each such prepayment of all or any portion of a LIBO Rate Advance no less than three (3) Business Days prior to prepayment, (ii) any LIBO Rate Advance may be prepaid only on the last day of the Interest Period for such LIBO Rate Advance, (iii) the Borrower shall give the Lender notice of each such prepayment of all or any portion of a Base Rate Advance no less than one (1) Business Day prior to prepayment, (iv) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid, and (v) no such prepayment shall serve to postpone the repayment when due of any other Indebtedness.

(b)  Mandatory. The Lender shall notify the Borrower of the result of each Borrowing Base redetermination by the Lender. If at any time the Lender determines that a Loan Excess exists, then within thirty (30) days of receipt by the Borrower of notice of such Loan Excess the Borrower shall (x) prepay the Advances (together with accrued interest on the amount to be prepaid to the date of payment) in an amount sufficient to reduce the Advances plus the face amount of all standby letters of credit then outstanding to the then Commitment Limit, and/or (y) execute, deliver and record or cause to be executed and delivered such additional Collateral Documents pursuant to Section 2.1, sufficient to induce the Lender to make an increased redetermination of the Borrowing Base to an amount not less than the outstanding principal balance of the Advances plus the face amount of all standby letters of credit then outstanding. The Borrower specifically acknowledges that no additional grace period (beyond the period stated in the preceding sentence) is applicable under this Agreement to any failure to make such mandatory prepayment before such failure is an Event of Default hereunder.

Section 2.5  Fees. (a) The Borrower shall pay the Lender a commitment fee in the amount equal to $25,000.00 (0.50% of the Amount of $5,000,000.00) in two equal installments. The first payment of $12,500.00 shall be paid on or before the Closing Date upon acceptance of the commitment letter for this Loan, and the second payment of $12,500.00 shall be paid by the Borrower to the Lender on the Closing Date.

(b)  The Borrower shall pay the Lender an unused facility fee quarterly in arrears beginning March 31, 2002 (for the period from the Closing Date through such date) and on the last day of each succeeding June, September, December and March and on the Maturity Date of the Loan, in an amount equal to one-half of one percent (0.50%) per annum on (x) the Amount less (y) the average outstanding principal balance of the Advances under the Note plus the face amount of all standby letters of credit then outstanding during such quarter (or lesser time period, as applicable.)

(c)  The Borrower agrees to reimburse Lender quarterly in arrears on the last day of each fiscal quarter for Lender's actual costs, if any, incurred during that quarter for Lender's compliance with its environmental verification process in obtaining environmental status reports or similar information from governmental agencies.

(d) Letter of Credit fees are owed and paid as provided in Subsection 2.1(f).

(e) Borrowing Base redetermination fees for Borrower requested unscheduled redeterminations are owed and paid as provided in the definition of "Borrowing Base" in Section 1.2.

Section 2.6  Use of Proceeds. The Borrower shall use the proceeds of the Loan in connection with the acquisition and development of oil and gas properties as well as general working capital purposes (including letters of credit hereunder). In particular, the Borrower shall use the proceeds of the initial Advance under the Loan to pay in full its older accounts payable and its property taxes as required by Section 5.18.

Section 2.7  Default Rate. Anything in the Note or in any other agreement, document or instrument to the contrary notwithstanding, effective upon an Event of Default or upon the Maturity Date, the Lender shall have the right to prospectively increase the interest rate under the Note to the Default Rate until the Note is paid in full. Upon the acceleration of the principal amount of the Indebtedness represented by the Note, the accelerated principal balance of the Loan shall bear interest from the date of acceleration up to the actual payment (as well after as before judgment) at the Default Rate. All such interest at the Default Rate shall be payable upon demand.

Section 2.8  Additional Regulatory Costs. If any governmental authority, central bank, or other comparable authority shall at any time impose, modify or deem applicable any reserve (including without limitation any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender, or shall impose on the Lender any other condition affecting an Advance or the obligation of the Lender to make an Advance; and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Advances to the Borrower, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Note by an amount deemed by the Lender to be material, then, within sixty (60) days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section. A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

Section 2.9  Hedge Agreement Quotes. Upon the Borrower's request from time to time, the Lender will provide to Borrower interest rate swap quotes for interest rate Hedge Agreements pertaining to the Loan, not to exceed the Amount or the Maturity Date.

ARTICLE 3

SECURITY FOR THE OBLIGATIONS

Section 3.1 Security. The Loan shall be primarily secured by the following:

(i)  Mortgage, Deed of Trust, Assignment, Security Agreement and Financing Statement executed by the Borrower, granting a first priority mortgage, security interest and assignment of production in the Borrower's interests in various oil and gas properties in the State of Texas (and after the Closing Date in future locations as Borrower and Lender may agree from time to time) and collateral relating thereto.

(ii) Pledge executed by the Borrower, granting a first priority security interest in the Borrower's stock in PPL Operating.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender (which representations and warranties will survive the extensions of credit under this Agreement) that:

Section 4.1  Existence. (a) The Borrower is a corporation duly organized, legally existing and in good standing under the laws of its state of incorporation (Delaware) and is duly qualified as foreign corporation in Texas and all other jurisdictions wherein the property it owns or the business it transacts make such qualification necessary and the failure to so qualify would have a material adverse effect on its financial condition, business or operations.

(b) Paloma Pipeline is a limited partnership duly organized and legally existing under the laws of its state of formation (Texas).

(c) PPL Operating is a corporation duly organized, legally existing and in good standing under the laws of its state of incorporation (Texas).

Section 4.2  Names, Numbers and Offices of Borrower. (a) The Borrower is not doing business under any name (including trade names) other than the name of the Borrower set forth above and its d/b/a name "The Exploration Company" (for which appropriate assumed name filings have been made in all appropriate jurisdictions), and has never done business previously under any other names except the name "Colorado Exploration Company" (which is a dormant Subsidiary) and its former corporate name "The Exploration Company", and "ExproFuels" which was the name of a former division (which name Borrower has not used after 1997). (The Borrower's Subsidiaries do business under their names as provided in this Agreement.)

(b)  The Borrower's federal employer identification number and secretary of state registration number and locations of its state of incorporation and chief executive office are accurately set forth in the Collateral Documents. The Borrower's chief executive office has been continuously located in the State of Texas on and after January 1, 1996.

Section 4.3  Borrower's Power and Authorization. The Borrower is duly authorized and empowered to execute, deliver and perform this Agreement, the Note and the Collateral Documents executed by it. All corporate action on the part of the Borrower (including all shareholder action) requisite for the due creation and execution of the Loan and this Agreement, the Note and Collateral Documents have been duly and effectively taken.

Section 4.4  Review of Documents; Binding Obligations. The Borrower has reviewed this Agreement, the Note and the Collateral Documents with counsel for the Borrower and has had the opportunity to discuss the provisions thereof with the Lender prior to execution. This Agreement, the Note and the Collateral Documents constitute valid and binding obligations of the Borrower, enforceable in accordance with their terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights).

Section 4.5  No Legal Bar or Resultant Lien. This Agreement, the Note and the Collateral Documents do not and will not violate any provisions of the Borrower's articles of incorporation or bylaws or Paloma Pipeline's articles of partnership, will not violate any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which the Borrower is subject, and will not result in the creation or imposition of any Lien upon any property of the Borrower other than as contemplated by this Agreement.

Section 4.6  No Consent. The Borrower's execution, delivery and performance of this Agreement, the Note and the Collateral Documents do not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof, except that the foreclosure sale of the Borrower's interest as lessee in the Chittim Ranch Lease dated December 16, 1996, from Jack Robert Chittim, et al., as lessor, requires the lessors' consent, not to be unreasonably withheld, to such assignment..

Section 4.7  Financial Condition. All financial statements of the Borrower and any affiliates delivered to Lender fairly and accurately present the financial condition of the parties for whom such statements are submitted and the financial statements of the Borrower and any affiliates have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby which would adversely affect the financial condition of Borrower or any affiliates. Since the close of the period covered by the latest financial statement delivered to Lender with respect to Borrower and any affiliates, there has been no material adverse change in the assets, liabilities, or financial condition of Borrower or any affiliates. No event has occurred (including, without limitation, any litigation or administrative proceedings) and no condition exists or, to the knowledge of Borrower, is threatened, which (i) might render Borrower unable to perform its obligations under this Agreement, the Note or the Collateral Documents, or (ii)

would constitute a Default hereunder, or (iii) might adversely affect the financial condition of the Borrower or any affiliates or the validity or priority of the Lien of the Collateral Documents. Each of the Borrower, Paloma Pipeline and PPL Operating is solvent and has the ability to pay its Debts when and as due.

Section 4.8  Taxes and Governmental Charges. The Borrower has filed all tax returns and reports required to be filed and have paid all taxes, assessments, fees and other governmental charges levied upon it or upon its property or income which are due and payable, including interest and penalties, or is contesting the same in good faith by appropriate proceedings and has provided adequate reserves for the payment thereof, except for property taxes to be paid on or immediately following the Closing Date.

Section 4.9  Defaults. The Borrower is not in default under any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower is a party or by which it or any of its property is bound.

Section 4.10  Liabilities and Litigation. Except for liabilities incurred in the normal course of business, the Borrower and its Subsidiaries have no material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed in the most recent financial statements furnished to the Lender. Except as disclosed in the most recent financial statements furnished to the Lender, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting the Borrower or its Subsidiaries which involves the possibility of any judgment or liability not fully covered by insurance which may materially and adversely affect the business or the property of the Borrower or such Subsidiary or its respective ability to carry on business as now conducted. Without limiting the foregoing, on the Closing Date there is no litigation, legal or administrative proceeding, investigation or other action pending or, to the knowledge of Borrower, threatened against or affecting the Borrower or any Subsidiary involving non-compliance by the Borrower or any Subsidiary or its respective properties with any Applicable Environmental Laws (as defined in Section 4.17).

Section 4.11  Margin Stock. None of the Loan proceeds will be used for the purpose of, and the Borrower is not engaged in the business of extending credit for the purpose of, purchasing or carrying any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U. The Borrower is not engaged principally, or as one of the Borrower's important activities, in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause this Agreement to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 4.12  Utility or Investment Company. The Borrower is not engaged in the generation, transmission, or distribution and sale of electric power; operation of a local distribution system for the sale of natural or other gas for domestic, commercial, industrial, or other use; ownership or operation of a pipeline for the transmission or sale of natural or other gas, crude oil or petroleum products (except for ownership of interests in gathering line systems); provision of telephone or telegraph service to others; production, transmission, or distribution and sale of steam or water; operation of a railroad; or provision of sewer service to others; or any other activity which cause the Borrower to be subject to regulation as a utility. The Borrower is not an "investment company" within the meaning of the Investment Company Act of l940, as amended.

Section 4.13 Compliance with the Law. The Borrower (i) is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which the Borrower or any of its property is subject; and (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its property or the conduct of its business; in each case, which violation or failure could reasonably be anticipated to materially and adversely affect the business, prospects, profits, property or condition (financial or otherwise) of the Borrower.

Section 4.14 ERISA. The Borrower is in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event", as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of the Borrower.

Section 4.15 Other Information. All information, reports, papers and data given to the Lender by the Borrower pursuant to this Agreement and in connection with the Borrower's application for the Loan and the Lender's commitment letter are accurate and correct in all material respects, and together constitute a complete and accurate presentation of all facts material thereto. All financial projections given to the Lender were prepared in good faith based on facts and circumstances existing at the time of preparation and were believed by the Borrower to be accurate in all material respects. No information, exhibit or report furnished by the Borrower to the Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or fails to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

Section 4.16 Title to Collateral. (a) The Borrower has good and marketable title to the Collateral, and the Collateral Documents constitute the legal, valid and perfected Liens on the Collateral, free of all Liens except those permitted by this Agreement in Section 6.2.

(b)  The Borrower has, with respect to the Collateral, the working interests and net revenue interests therein as reported to the Lender in connection with the negotiation of this Agreement. Except as otherwise specifically disclosed to the Lender in writing with respect to any particular part of the Borrower's properties, (i) the Borrower is not obligated, whether by virtue of any payment under any contract providing for the sale by the Borrower of hydrocarbons which contains a "take or pay" clause or under any similar arrangement or by virtue of any production payment or otherwise, to deliver hydrocarbons produced or to be produced from the Borrower's properties at any time after the Closing Date without then or thereafter receiving full payment therefor, except for Permitted Hedge Agreements; (ii) none of the Borrower's properties is subject to any contractual or other arrangement whereby payment for production is to be deferred for a substantial period after the month in which such production is delivered; (iii) none of the Borrower's properties is subject to an arrangement or agreement under which any purchaser or other Person is currently entitled to "make-up" or otherwise receive material deliveries of hydrocarbons at any time after the Closing Date without paying at such time the full contract price therefor; and (iv) except for routine imbalances occurring from time to time on the Aquila transmission system, no Person is currently entitled to receive any material portion of the interest of the Borrower in any hydrocarbons or to receive cash or other payments from the Borrower to "balance" any disproportionate allocation of hydrocarbons under any operating agreement, cash balancing and storage agreement, gas processing or dehydration agreement, or other similar agreements. For purposes of this paragraph, "material" shall mean ten thousand ($10,000.00) dollars (or more) or an amount of property with an equivalent value.

(c) As of the Closing Date, none of the Collateral is subject to any calls on production of hydrocarbons or any gathering or transportation dedications or commitments of any kind.

(d) Paloma Pipeline has good and marketable title to the gas gathering system servicing the Collateral.

Section 4.17 Environmental Matters. No friable asbestos, or any substance containing asbestos deemed hazardous by federal or state regulations on the date of this Agreement, has been installed in any Collateral constituting real property. Such real property and the Borrower are not in violation of or subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable laws pertaining to health or the environment (hereinafter sometimes collectively called "Applicable Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called "RCRA"), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to such property and known to the Borrower. No hazardous substances or solid wastes have been disposed of or otherwise released on or to such property. The terms "hazardous substance" and "release" as used in this Agreement shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") shall have the meanings specified in RCRA; provided, in the event that the laws of any applicable state establish a meaning for "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

Section 4.18 Governmental Requirements. Any Collateral constituting real (immovable) property is in compliance with all current governmental requirements affecting such property, including, without limitation, all current coastal zone protection, zoning and land use regulations, building codes and all restrictions and requirements imposed by applicable governmental authorities with respect to the construction of any improvements on such property and the contemplated use of such property.

Section 4.19 Contracts. The Contracts when considered as a whole do not materially affect the rights, benefits or security of the Lender under the Collateral Documents and the Contracts do not contain any provision which would prevent the Lender's practical realization of the benefits of the Collateral Documents as to the Collateral. After giving effect to the Contracts, the net revenue interests of the Borrower in the Collateral are not less than those set forth in the Collateral Documents.

Section 4.20 Affiliates. (a) The Borrower has no Subsidiaries, except for PPL Operating, Paloma Pipeline and Colorado Exploration Company. The Borrower has no ownership (direct or beneficial) interest in any other Person (whether stock, partnership interest, membership interest or otherwise). The Borrower has furnished to the Lender true, accurate and complete copies of the agreement of limited partnership of Paloma Pipeline and of the articles of incorporation and bylaws of PPL Operating. On the Closing Date, the Borrower owns and controls 100% of the ownership and voting rights in PPL Operating. On the Closing Date, PPL Operating is the sole general partner of Paloma Pipeline, and the Borrower and PPL Operating together own and control at least sixty two (62%) percent of the ownership and voting rights in Paloma Pipeline.

(b) None of the Collateral is owned by, or has record title to it in the name of, another company than Borrower.

(c) PPL Operating is engaged in no business activities other than being the sole corporate general partner of Paloma Pipeline.

(d) Colorado Exploration Company is not engaged in business activities.

Section 4.21 Debt and Preferred Stock. (a) On the Closing Date, the Borrower has no Debt for borrowed money from any financial institution (other than this new Loan), except under certain capital lease agreements disclosed in the Borrower's financial statements provided to the Lender.

(b) On the Closing Date, the Borrower has no preferred stock issued or outstanding.

Section 4.23 Continuing Accuracy. All of the representations and warranties contained in this Article or elsewhere in this Agreement shall be true through and until the date on which all obligations of Borrower under this Agreement, the Note and the Collateral Documents and any other documents executed in connection therewith are fully satisfied, and Borrower shall promptly notify Lender of any event which would render any of said representations and warranties untrue or misleading.

ARTICLE 5

AFFIRMATIVE COVENANTS

Unless the Lender's prior written consent to the contrary is obtained, the Borrower will at all times comply with the covenants contained in this Article 5, from the date hereof and for so long as any part of the Indebtedness is outstanding.

Section 5.1 Performance of Obligations. The Borrower will repay the Indebtedness according to the reading, tenor and effect of the Note and this Agreement. The Borrower will do and perform every act required of it by this Agreement, the Note or in the Collateral Documents at the time or times and in the manner specified.

Section 5.2 Financial Statements and Reports. The Borrower will furnish or cause to be furnished to the Lender from time to time:

(a)  Borrower's Annual Reports - as soon as available and in any event within 110 days after the close of each fiscal year of the Borrower, the audited balance sheet of the Borrower as of the end of such year, the audited statement of income of the Borrower for such year, the audited statement of shareholder equity of the Borrower for such year, and the audited statement of cash flow of Borrower for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by the unqualified opinions of an independent certified public accountant acceptable to the Lender.

(b)  Borrower's Quarterly Reports - as soon as available and in any event within 60 days after the end of each fiscal quarter in each fiscal year of the Borrower, the unaudited balance sheet of the Borrower as of the end of such fiscal quarter, the unaudited statement of income of the Borrower for the period from the beginning of the fiscal year to the close of such fiscal quarter, the unaudited statement of shareholder equity of the Borrower for the period from the beginning of the fiscal year to the close of such fiscal quarter, and the unaudited statement of cash flow of Borrower for such fiscal quarter and for the period from the beginning of the fiscal year to the close of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (and showing without limitation any over or under produced imbalances of production). Such internally prepared quarterly reports shall be accompanied by the certificates of compliance required by Section

5.3.

(c)  Annual Engineering Report - as soon as available and in any event by March 31 of each year, an annual independent third party engineering report covering the Borrowing Base properties, with an effective date of January 1 of the current year, in form and substance acceptable to the Lender prepared by an independent firm acceptable to the Lender. Without limiting the foregoing sentence, such reports shall include a discussion of assumptions as to engineering, pricing and expenses, and an economic evaluation together with the reserve value of each well of each property in the Borrowing Base, and (except for the initial report delivered on or about the Closing Date) further categorized as Collateral or non-Collateral and as Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, or Proved Undeveloped Reserves. (The Borrower acknowledges that the Lender reserves the right to determine the Borrowing Base based on the provisions hereof and Lender's own evaluations of rates, volumes, prices, assumptions and other factors regardless of this outside engineering data or then market prices.)

(d)  Semi-Annual Engineering - as soon as available and in any event by September 30 of each year, a semi-annual engineering update report covering the Borrower Base properties, either from an independent third party or an internal report with technical review.

(e)  Monthly Reports - within 60 days after the end of each month, a monthly production tracking report pertaining to the Borrowing Base properties on a well by well basis in form acceptable to the Lender's Oil and Gas Appraisal Department, including production volumes and revenue and expense statements.

(f) Title Information - promptly upon the Lender's request, detailed information concerning any and all requirements or exceptions set forth in any title opinions concerning any of the Collateral.

(g)  Environmental - (I) promptly upon receipt thereof, complete documentation pertaining to any fines levied during the prior year against the Borrower, or to the extent known and available to the Borrower against an operator of any Collateral, for non-compliance with all applicable federal, state and local environmental laws and regulations; and (II) promptly upon learning thereof, notice of Borrower's acquisition of actual knowledge of the presence of any hazardous materials or solid waste (as defined elsewhere in this Agreement) on or under any Collateral; and (III) the report required by Section 5.19.

(h) Notices - when required by the terms thereof, the notices required under Section 5.11.

(i)  Audit Reports - promptly upon receipt thereof, one copy of each report submitted to the Borrower by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower.

(j) Insurance Report - within 30 days after the end of each fiscal year of the Borrower, an annual insurance coverage report detailing Borrower's insurance program.

(k)  S.E.C. Reports - promptly upon becoming available, copies of all (i) regular, periodic or special reports, schedules and other material which the Borrower may be required to file with or deliver to any securities exchange or the Securities and Exchange Commission (or any other governmental authority succeeding to the functions thereof) and (ii) material news releases and annual reports relating to the Borrower.

(l)  Other Information - promptly upon the request of the Lender, all regular budgets and such other financial, technical or other information regarding the business and affairs and financial condition of the Borrower as the Lender may reasonably request.

All balance sheets and other financial reports referred to above shall be in such detail as the Lender may reasonably request and shall conform to the standards described in Section 1.3.

Section 5.3 Certificates of Compliance. Concurrently with the furnishing of the annual and quarterly financial statements described above, the Borrower will furnish to the Lender a certificate signed by the principal financial officer of the Borrower, stating either that no Default occurred during such quarter (or if it did but no longer exists, the nature and duration thereof) and that no Default then exists, or if a Default exists, the nature, period of existence and status thereof, and specifically setting forth the calculations showing the Borrower's compliance with the financial covenants in Section 5.15.

Section 5.4 Taxes and Other Liens. The Borrower will file all tax returns and reports required to be filed and pay (or cause to be paid) and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon income or upon any of its property, or upon Paloma Pipeline or upon any of its properties, (including production, severance, windfall profit, excise and other taxes assessed against or measured by the production of, or the value or proceeds of production of, the Collateral) as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of its property or Paloma Pipeline's property; provided, however, the Borrower shall not be required to pay or cause to be paid any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up reserves therefor adequate under generally accepted accounting principles (provided that such reserves may be set up under generally accepted accounting principles) and so long as the payment of same is not a condition to be met in order to maintain an oil, gas or mineral lease in force.

Section 5.5 Maintenance and Compliance. The Borrower will, and will cause each Subsidiary to, (i) maintain its corporate or partnership existence and rights and its current business operations; (ii) observe and comply (to the extent necessary so that any failure will not materially and adversely affect the business of such Person) with all valid existing and future laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements (including without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations) of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic or foreign; and (iii) maintain its properties (and any property leased by or consigned to it or held under title retention or conditional sales contracts) in generally good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to its properties to the extent necessary so that any failure will not materially and adversely affect the business of such Person.

Section 5.6 Further Assurances. The Borrower at its expense will promptly (and in no event later than 30 days after written notice from the Lender is received) cure any defects, errors or omissions in the creation, execution, delivery or contents of this Agreement, the Note or the Collateral Documents, and execute and deliver to the Lender upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower in this Agreement, the Note or in the Collateral Documents or to further evidence and more fully describe the Collateral (including without limitation any renewals, additions, substitutions, replacements or accessions to the Collateral), or to correct any omissions in the Collateral Documents, or more fully state the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens and the priority thereof created pursuant to any of the Collateral Documents, or to make any recordings, to file any notices, or obtain any consents as may be necessary or appropriate in connection with the transactions contemplated by this Agreement.

Section 5.7 Reimbursement of Expenses. The Borrower will pay all reasonable legal fees and expenses incurred by the Lender in connection with the preparation of this Agreement, the Note and the Collateral Documents. The Borrower will, upon request promptly reimburse the Lender for all amounts expended, advanced or incurred by the Lender to satisfy any obligation of the Borrower under this Agreement, or to protect the property or business of the Borrower or to collect the Indebtedness, or to enforce the rights of the Lender under this Agreement or the Note or the Collateral Documents, which amounts will include all court costs, attorneys' fees and expenses, fees and expenses of engineers, auditors and accountants, travel expenses and investigation expenses reasonably incurred by the Lender in connection with any such matters, together with interest at the Default Rate on each such amount from the date that the same is expended, advanced or incurred by the Lender until the date of reimbursement to the Lender. The Borrower also agrees to pay, and to hold the Lender harmless from any failure or delay in paying, all recording taxes, documentary stamp taxes or other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, the Note, the Collateral Documents, or any modification or supplement thereof or thereto.

Section 5.8 Insurance. The Borrower will maintain with financially sound and reputable insurers, insurance with respect to its properties and businesses against such liabilities, casualties, risks and contingencies and in such types and amounts as are reasonably satisfactory to the Lender and customary in accordance with standard industry practice or as more specifically provided in the Collateral Documents. Upon request of the Lender, the Borrower will furnish or cause to be furnished to the Lender from time to time a summary of the insurance coverage of the Borrower in form and substance satisfactory to the Lender and if requested will furnish the Lender original certificates of insurance and/or copies of the applicable policies.

Section 5.9 Accounts and Records. The Borrower will keep books of record and accounts in which true and correct entries will be made as to all material matters of all dealings or transactions in relation to its business and activities.

Section 5.10 Right of Inspection. The Borrower will permit any officer, employee or agent of the Lender at their risk to visit and inspect any of the property of the Borrower, examine the books of record and accounts of the Borrower, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Borrower with the Borrower's officers, accountants and auditors, and the Borrower will furnish information concerning the Collateral, including schedules of all internal and third party information identifying the Collateral (such as, for example, lease and well names and numbers assigned by the Borrower or the operator of any mineral properties, division orders and payment names and numbers assigned by purchasers of the hydrocarbons, and internal identification names and numbers used by the Borrower in accounting for revenues, costs and joint interest transactions attributable to the mineral properties), all on reasonable notice, at such reasonable times without hindrance or delay and as often as the Lender may reasonably desire. The Borrower will furnish to the Lender promptly upon request and in the form and content specified by the Lender lists of purchasers of hydrocarbons and other account debtors, schedules of equipment and other data concerning the Collateral as the Lender may from time to time specify.

Section 5.11 Notice of Certain Events. (a) The Borrower shall promptly notify the Lender if the Borrower learns of the occurrence of any event which constitutes a Default, together with a detailed statement by a responsible officer of the Borrower of the steps being taken to cure the effect of such Default.

(b)  The Borrower shall promptly notify the Lender of any change in location of the Borrower's principal place of business or the office where it keeps its records concerning accounts and contract rights or a change in its name, state of organization, federal taxpayer identification number or organizational status.

(c)  The Borrower shall promptly notify the Lender of the arising of any litigation or dispute threatened against or affecting the Borrower or any Subsidiary which, if adversely determined, would have a material adverse effect upon the financial condition or business of the Borrower or such Subsidiary. In the event of such litigation, the Borrower will cause such proceedings to be vigorously contested in good faith and, in the event of any adverse ruling or decision, the Borrower shall prosecute all allowable appeals. The Lender may (but shall not be obligated to), without prior notice to Borrower, commence, appear in, or defend any action or proceeding purporting to affect the Loan, or the respective rights and obligations of Lender and Borrower pursuant to this Agreement. The Lender may (but shall not be obligated to) pay all necessary expenses, including reasonable attorneys' fees and expenses incurred in connection with such proceedings or actions, which Borrower agrees to repay to Lender upon demand.

(d)  The Borrower shall promptly notify the Lender of the occurrence of any material adverse change in the value of any oil or gas property which is included in the Borrowing Base, or from which the Borrower otherwise derives material revenue. Without limiting the foregoing, the Borrower shall promptly notify the Lender of any notice of default or cancellation from any lessor of any mineral lease in the Collateral.

(e)  The Borrower shall promptly notify the Lender of the creation, incurrence, assumption, existence or filing of any Lien on any Borrowing Base property now owned or hereafter acquired, or the property of Paloma Pipeline, except for Liens permitted under Section 6.2.

(f) The Borrower shall promptly notify the Lender of each creation, acquisition, disposition, dissolution, merger or other change in the status of or addition or removal of any Subsidiary.

The foregoing requirements of notice shall not be construed to imply permission or consent by the Lender as to such events or to waive any representations, covenants and defaults set forth in this Agreement.

Section 5.12 ERISA Information and Compliance. The Borrower will promptly furnish to the Lender (i) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created by the Borrower, and (ii) immediately upon becoming aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction," as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created by the Borrower, a written notice signed by the president or the principal financial officer of the Borrower specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. The Borrower will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to the Plans of the Borrower.

Section 5.13 Indemnification. (a) The Borrower will indemnify the Lender and hold the Lender harmless from claims of brokers with whom the Borrower has contracted in the execution hereof or the consummation of the transactions contemplated hereby. The Lender will indemnify the Borrower from claims of brokers with whom the Lender has contracted in connection with the transactions contemplated hereby.

(b)  The Borrower will indemnify the Lender and hold the Lender harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses of whatever kind or nature which may be imposed on, incurred by or asserted at any time against the Lender in any way relating to, or arising in connection with, the use or occupancy of any of the Collateral or any breach of any representation, warranty or covenant under the terms of this Agreement or the Collateral Documents.

Section 5.14 Environmental Indemnity. The Borrower shall defend, indemnify and hold Lender and its directors, officers, agents and employees harmless from and against all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit, reasonable attorneys' fees and fees of expert witnesses) arising from or in connection with (i) the presence on or under all Collateral constituting immovable (real) property of any hazardous substances or solid wastes (as defined elsewhere in this Agreement), or any releases or discharges of any hazardous substances or solid wastes on, under or from such property, or (ii) any activity carried on or undertaken on or off such property, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any officers, employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on such property, in connection with the handling, use, generation, manufacture, treatment, removal, storage, decontamination, clean-up, transport or disposal of any hazardous substances or solid wastes at any time located or present on or under such property. The foregoing indemnity shall further apply to any residual contamination on or under such property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such hazardous substances or solid wastes, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances. Without prejudice to the survival of any other agreements of the Borrower hereunder, the provisions of this Section shall survive the final payment of all Indebtedness and the termination of this Agreement and shall continue thereafter in full force and effect.

Section 5.15 Financial Covenants. The Borrower shall comply with the following financial covenants (determined in accordance with Section 1.3), except as specifically stated otherwise:

(a)  Minimum Current Ratio. The Borrower shall maintain, on a quarterly basis as of the last day of each fiscal quarter, a current ratio in an amount not less than 1.00 to 1.00 through June 30, 2002, and of not less than 1.25 to 1.00 thereafter. For purposes of this Section, "current ratio" shall mean the ratio of (x) current assets to (y) current liabilities.

(b)  Maximum Debt to EBITDAX. The Borrower shall maintain, on a quarterly basis as of the last day of each fiscal quarter, a ratio (on a rolling four fiscal quarter basis) of funded debt to EBITDAX (as defined in Subsection 5.15(d) below) during the four preceding fiscal quarters of no more than 3.00 to 1.00. For purposes of this Subsection, "debt" shall mean all debt for borrowed money and capitalized leases (whether short or long term) (and for this purpose debt does not mean "Debt" as otherwise defined in this Agreement).

(c)  Minimum EBITDAX to Interest Expense. The Borrower shall maintain, on a quarterly basis as of the last day of each fiscal quarter, a ratio (on a rolling four fiscal quarter basis) of EBITDAX to interest expense during the four preceding fiscal quarters of not less than 2.50 to 1.00. For purposes of this Subsection, interest expense shall mean, for each period, the sum of all interest, fees, charges and related expenses payable (without duplication) for that period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered "interest expense" under generally accepted accounting principles, plus the portion of rent paid or payable (without duplication) for that period under capital lease obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

(d)  EBITDAX and EBITDA. "EBITDAX" shall be calculated for purposes of this Section as EBITDA, but adjusted as if the Borrower were to use the full cost method of accounting (under which all exploration expenses are capitalized) to capitalize exploration and dry hole costs rather than the Borrower's successful efforts accounting method of expensing intangible drilling costs (such as seismic and geological expenses), dry hole costs and other costs. For purposes of this Section, "EBITDA" shall mean, for each period of four preceding fiscal quarters, the sum of the Borrower's (i) net income for that period, plus (ii) any extraordinary loss and other expenses not considered to be operating in nature reflected in such net income, minus (iii) any extraordinary gain, interest income and other income not considered operating in nature reflected in such net income, plus (iv) depreciation, depletion, amortization and all other non-cash expenses for that period, plus (v) all interest, fees, charges and related expenses paid or payable (without duplication) for that period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered "interest expense" under generally accepted accounting principles, together with the portion of rent paid or payable (without duplication) for that period under capital lease obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, plus (vi) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period).

Section 5.16 Bank Accounts. (a) The Borrower shall maintain its primary operating, clearing, collection and disbursement accounts pertaining to the Collateral at the Lender, including without limitation as provided in Section 5.17.

(b)  The Borrower hereby grants to the Lender a continuing security interest in all of Borrower's deposit accounts now existing or hereafter maintained at Lender as security for the Indebtedness, and all funds, investment property and proceeds pertaining thereto.

Section 5.17 Revenue Clearing Account. (a) The Borrower agrees to immediately deposit in a revenue clearing account at Lender, daily, all amounts received by Borrower on any accounts and sales of hydrocarbons. All such deposits shall be made no later than the first Business Day after collection by the Borrower. Without limiting the foregoing, the Borrower shall use its best efforts to cause all purchasers from or agents of Borrower which make payments for oil or natural gas purchases by electronic transfer payments to change such electronic payments to be made directly to Borrower's accounts at the Lender. If no Default has occurred and is continuing, proceeds in the revenue clearing account exceeding the next monthly payment amount may be transferred and withdrawn by the Borrower.

(b)  The Borrower and the Lender acknowledge that Collateral is comprised in part of the Borrower's undivided interests in mineral properties for which the Borrower is operator, and accordingly a portion of the payments made to the Borrower from the sale of hydrocarbons from such properties may be owed by the Borrower to the non-operator working interest owners. In the event that revenues of another Person attributable to such other Person's working interest ("Other Revenues") are deposited into the revenue clearing account at Lender, then the Lender agrees that such Other Revenues will be released by the Lender to such Persons (even if an Event of Default has occurred and is continuing) upon the receipt by the Lender of appropriate evidence that such funds are Other Revenues (i.e., are not the Borrower's funds). The Lender shall not be liable, however, for any actions by Lender which are taken in compliance with the terms of this Agreement and the Collateral Documents with respect to funds in the revenue clearing account that are Other Revenues and which are taken before Lender received such evidence that such funds are Other Revenues.

(c)  Upon the occurrence of any Event of Default, the Borrower shall upon Lender's request execute such division orders, transfer orders or letters in lieu thereof as are necessary to direct that all payments of mineral production due to the Borrower from its properties are paid directly to the Lender, including as further provided in the mortgage by Borrower to Lender (Section 3.1).

Section 5.18 Payment of Payables. The Borrower shall promptly pay in full from the initial Advance under this Loan (i) all of its accounts payable owing by Borrower on the Closing Date which are more than sixty (60) days old and (ii) all of its unpaid property taxes.

Section 5.19 Initial Environmental Report. The Borrower will cause to be furnished to the Lender within ninety (90) days after the Closing Date an environmental assessment report acceptable to Lender's Energy Technical Services.

ARTICLE 6

NEGATIVE COVENANTS

Unless the Lender's prior written consent to the contrary is obtained, the Borrower will at all times comply with the covenants contained in this Article 6, from the date hereof and for so long as any part of the Indebtedness is outstanding.

Section 6.1 Debts, Guaranties and Other Obligations. The Borrower will not incur, create, assume or in any manner become or be liable in respect of any Debt direct or contingent, except for:

(a) The Indebtedness to the Lender.

(b) Customary trade payables or operating leases from time to time incurred in the ordinary course of business.

(c)  Debt under operating agreements, unitization and pooling agreements and orders, farmout agreements and gas balancing agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business.

(d)  Taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor.

(e) Obligations incurred in the ordinary course of business under Permitted Hedge Agreements.

(f)  Debt fully subordinated to the Indebtedness, entered into after Lender's prior written consent, and with a subordination in favor of Lender of such Debt on terms and conditions satisfactory to Lender in its sole discretion.

(g) Debt under capital leases existing on the Closing Date, as shown on the Borrower's balance sheet as of the Closing Date.

Section 6.2 Liens. The Borrower will not, and will not allow or suffer Paloma Pipeline or PPL Operating to, create, incur, assume or permit to exist any Lien on any of its property now owned or hereafter acquired, except for:

(a)  Liens for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor, and so long as the payment of same is not a condition to be met in order to maintain in force such Person's interest in such property or (if applicable) the Lender's first Lien therein.

(b)  Liens of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums either not more than 90 days past due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor, and so long as the payment of same is not a condition to be met in order to maintain in force the Borrower's interest in such property or the Lender's first Lien therein.

(c) Inchoate liens arising under ERISA to secure the contingent liability of the Borrower permitted by this Agreement.

(d) The pledge of the Collateral and any other liens in favor of the Lender to secure the Indebtedness of the Borrower to the Lender.

(e)  Minor imperfections of title or non-monetary Liens that do not materially impair the development, operation or value of property in its intended use or the title thereto and which are of a nature commonly existing with respect to properties of a similar character as the Collateral.

(f)  Royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower warranted in the Collateral Documents.

(g)  Operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business.

(h)  Liens fully subordinated to Lender's Liens, securing subordinated Debt permitted by Section 6.1(f), granted after Lender's prior written consent, and with a subordination in favor of Lender of such Liens on terms and conditions satisfactory to Lender in its sole discretion.

(i) Liens under the Borrower's capital leases existing on the Closing Date.

(j)  Lien in favor of the lessor under the Comanche/Farias Ranch Lease dated March 8, 2000, from The Halsell Foundation as lessor, which security interest covers all of the Borrower's hydrocarbons from said lease but which is subordinated by its express terms as to Borrower's full lessee interest thereunder to any mortgage loan made to Borrower.

The inclusion of this Section 6.2 shall not constitute in any way an acknowledgment by the Lender of the validity, legality, enforceability or binding effect on the Lender of such Liens, the sole purpose of this provision being to provide that the existence of any such permitted Liens shall not in and of itself constitute an Event of Default under this Agreement.

Section 6.3 Investments, Loans and Advances. The Borrower will not (directly or indirectly through any Subsidiary), and will not allow or suffer any Subsidiary to, make or permit to remain outstanding any loans or advances to or investments in or acquisitions of capital stock or ownership (direct or beneficial) interests or obligations of any Person (including without limitation any Subsidiary), except for:

(a) Investments in direct obligations of the United States of America or any agency thereof.

(b)  Investments in either certificates of deposit of maturities less than one year issued by the Lender, or, if the Lender is not substantially competitive (in terms of its certificate of deposit interest rate for comparable amounts) with other banks (having a credit rating equal or better than the Lender's), certificates of deposit of maturities less than one year issued by one or more of such other banks.

(c) Investments in commercial paper of maturities less than one year with the best rating by Standard & Poors, Moody's Investors Service, Inc., or any other rating agency satisfactory to the Lender.

(d) Routine advances to employees made in the ordinary course of business, and that do not exceed historical levels in a material manner.

(e)  Advances pursuant to operating agreements, unitization and pooling agreements and orders, farmout agreements and gas balancing agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business.

(f) Ownership of equity interests in PPL Operating and Paloma Pipeline.

(g) Loans and advances made by the Borrower to Paloma Pipeline in the ordinary course of business to be used in the normal business operations of Paloma Pipeline.

(h) Acquisitions of the capital stock of the Borrower up to and not to exceed, in any one fiscal year period, twenty (20%) percent of the Borrower's net worth at the prior fiscal year end.

Section 6.4 Nature of Business. The Borrower will not permit any material change to be made in the character of its business or the business of PPL Operating or Paloma Pipeline as carried on at the date hereof.

Section 6.5 Mergers and Consolidations. The Borrower will not, and will not allow or suffer any Subsidiary to, acquire, merge with or consolidate with any Person (whether or not such acquisition, merger or consolidation requires any capital expenditures on the part of the Borrower), without in each case the prior written consent of Lender, which shall not be unreasonably withheld.

Section 6.6 ERISA Compliance. The Borrower will not at any time permit any Plan maintained by it to engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code; incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA; or terminate any such Plan in a manner which could result in the imposition of a Lien on the property of the Borrower pursuant to Section 4068 of ERISA.

Section 6.7 Changes. The Borrower will not without 30 days prior notice to the Lender change the location of any of its Collateral, or change the location of its state of organization or chief executive office or change its name or taxpayer identification number.

Section 6.8 Sales. The Borrower will not, and will not allow or suffer any Subsidiary to, sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property (whether now owned or hereafter acquired) to any Person. The Borrower will not, and will not allow or suffer any Subsidiary to, sell, lease or otherwise dispose of any of its Collateral or any material portion of its other property, except for sales of production, collection of its accounts, and sales of items of equipment which are obsolete or otherwise no longer useful for such Person's operations, in each case in the ordinary course of business.

Section 6.9 Agreements. The Borrower will not enter into or be a party to any contract or agreement for the purchase of materials, supplies or other property or services if such contract or agreement shall require that the Borrower make payment for such materials, supplies or other property irrespective of whether delivery thereof is made or whether such services are rendered. Except in the ordinary course of business, the Borrower will not enter into any arrangement with any gas pipeline company or any other purchaser of hydrocarbons regarding the Collateral whereby the Borrower agrees that said gas pipeline company or purchaser may set off any claim against the Borrower by withholding payment for any hydrocarbons actually delivered.

Section 6.10 Dividends or Redemption of Shares. The Borrower will not (i) pay or declare any dividend on any class of its stock (other than stock dividends), (ii) make any other distribution or other shareholder expenditure on account of any class of its stock, nor set aside any funds for such purpose, nor (iii) otherwise make or agree to pay for or make, directly or indirectly, any other distribution with respect to any shares of any class of its stock, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrants or other right to acquire any such shares, except that (x) dividends may be declared and paid limited in an amount not to exceed fifty (50%) percent of the Borrower's prior year's fiscal year end net income on an annual basis and (y) the Borrower may make, and agree to make, acquisitions of its capital stock as permitted by Section 6.3(h).

Section 6.11 Compensation. The Borrower will not pay compensation to its employees, officers or directors in excess of reasonable salaries, bonuses and other benefits that are incurred in the ordinary course of business and do not exceed historical levels in a material manner (and, without limiting the foregoing, are not paid with the purpose or effect of avoiding the limitation established in Section 6.10 above).

Section 6.12 Management. The Borrower will not permit or suffer a change in the key management of the Borrower to occur. For purposes of this Section, key management shall mean the continued active employment of each of James Sigmon and Roberto Thomae; provided, however, that the cessation of employment of one such officer shall not be a Default hereunder so long as the Borrower hires or promotes a replacement officer with experience and qualifications reasonably acceptable to the Lender within six (6) months of the former officer's termination of employment .

Section 6.13 Change of Ownership or Control. (a) No Person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), other than existing management and owners of capital stock of Borrower as of the Closing Date, shall become the beneficial owner of more than 33% of the total voting power of the capital stock of the Borrower then outstanding.

(b)  A majority of the members of the Board of Directors of the Borrower shall not cease to be Continuing Directors. For purposes of this Section, the term "Continuing Directors" of a Person means any member of such Person's Board of Directors who: (x) was a member of such Person's Board of Directors on the Closing Date; or (y) was nominated for election or elected with the approval of a majority of the Continuing Directors who were then members of such Person's Board of Directors (but excluding any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Continuing Directors).

Section 6.14 Transactions with Affiliates. The Borrower will not sell, transfer, lease or otherwise dispose of (including pursuant to any merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower as could be obtained on an arms-length basis from unrelated third persons in a comparable transaction.

Section 6.15 Subsidiaries. (a) The Borrower will not allow or suffer any changes to be made in the ownership structure of PPL Operating, and shall not own and control less than one hundred (100%) percent of the ownership and voting rights in PPL Operating. The Borrower will not create, incur, assume or permit to exist any Lien on its equity interest in PPL Operating, other than in favor of the Lender.

(b)  The Borrower will not allow or suffer any change or combination of changes in the ownership or voting rights in Paloma Pipeline to occur such that the Borrower (directly or indirectly) owns and controls less than sixty (60%) percent of the limited partners' ownership and voting rights in Paloma Pipeline. The Borrower shall not allow or suffer PPL Operating to cease to be the sole general partner of Paloma Pipeline. The Borrower will not create, incur, allow or suffer any Lien to exist on any partnership interest in Paloma Pipeline held by the Borrower or PPL Operating. The Borrower will not allow or suffer any amendment or other change in the articles of partnership of Paloma Pipeline.

ARTICLE 7

CONDITIONS OF LENDING

Section 7.1 Conditions of Lending. The obligation of the Lender to make the Loan (or issue a standby letter of credit) is subject to the accuracy of each and every representation and warranty of the Borrower contained in this Agreement, the absence of a Default or an Event of Default, and to the receipt of the following on or before the Closing Date:

(a) Agreement. A duly executed counterpart of this Agreement signed by all the parties hereto.

(b) Note. The duly executed Note signed by the Borrower.

(c) Good Standing. Certificates of good standing of the Borrower issued by the Secretaries of State of Delaware and Texas.

(d)  Corporate Certificate. A certificate of the secretary of the Borrower (i) setting forth resolutions of its board of directors in form and substance satisfactory to the Lender with respect to the unanimous authorization of this Agreement, the Note and the Collateral Documents, (ii) attaching the articles of incorporation and bylaws of the Borrower, (iii) stating its Federal tax identification number and Delaware corporate registration number, and (iv) setting forth the officers authorized to sign such instruments.

(e) Fee. The second installment of the commitment fee required by Section 2.5.

(f) Collateral Documents. Duly executed and recorded mortgages or deeds of trust, and executed pledges, and filed financing statements covering the Collateral.

(g) Lien Searches. UCC lien searches satisfactory to the Lender from Delaware and Texas pertaining to the Borrower.

(h)  Title Opinions. Preliminary title opinions with respect to the Collateral, with a recent effective date and otherwise in form, scope and substance satisfactory to the Lender and Lender's counsel, which indicate that the Borrower has good and marketable title to the interests in the Collateral in amounts not less than those specified in the Collateral Documents or otherwise represented to Lender, subject to no Liens other than the Collateral Documents and those accepted by the Lender in writing.

(i) Legal Opinion. Legal opinion in form, scope and substance satisfactory to the Lender and Lender's counsel.

(j) Insurance. Satisfactory evidence of all insurance coverages relating to the Collateral and the Borrower.

(k) Environmental. Complete documentation pertaining to any previous fines levied against the
Borrower or any current operator of the Collateral for non-compliance with applicable federal, state and local environmental laws and regulations.

(l) Subsidiaries. Copies of the articles of partnership of Paloma Pipeline and the articles of incorporation and bylaws of PPL Operating.

(m) Stock. The original stock certificate held by Borrower for its shares in PPL Operating, duly indorsed to the Lender.

In the event that the Lender in its sole and absolute discretion waives the receipt of any items set forth above, the Borrower agrees that it nonetheless will promptly deliver such item to the Lender upon request within the time period reasonably specified by the Lender.

Section 7.2 Certification. The obligation of the Lender to make the Loan is further subject to the certification by the Borrower, which the Borrower hereby makes, that no Default or Event of Default exists, and that no material adverse change (in the Lender's sole determination) in the Collateral or other assets, liabilities, financial condition, business operations, affairs or circumstances of the Borrower or other facts, circumstances or conditions (financial or otherwise) upon which Lender has relied or utilized in making its decision to make this Loan have occurred from those reflected in the most recent financial statements furnished to the Lender prior to the Closing Date or otherwise existing at the time of the issuance of Lender's commitment letter.

Section 7.3  Post-Closing Items. (a) The Borrower will furnish the Lender with updated title opinions by May 3, 2002, on the Collateral updating title through and confirming the recordation of the Lender's Collateral Documents and the Lender's first priority Lien.

(b)  Certain properties included within the Borrowing Base from time to time at zero or low value may not be covered by title opinions at the time of their inclusion in the Borrowing Base. The Borrower acknowledges and agrees that the Lender has the right under the terms of this Agreement to require title opinions on such Borrowing Base properties in the future, whether at the time of an increase in the value attributed to such property in the Borrowing Base or otherwise, and Borrower agrees promptly to deliver such title opinions and acknowledges that in the absence thereof such properties may be excluded by the Lender from the Borrowing Base (as provided in the definition of Borrowing Base).

Section 7.4 Each Additional Advance. The obligation of the Lender to make additional Advances on the line of credit or issue standby letters of credit is subject to the satisfaction of each of the following conditions:

(a)  Each of the representations and warranties of the Borrower contained in this Agreement shall be true and correct on and as of the date of each subsequent Advance, except as such representations and warranties relate to matters that are permitted by this Agreement.

(b) At the time of such Advance, no Default shall have occurred and be continuing.

(c) There shall have occurred no material adverse change (in the Lender's sole determination), either individually or in the aggregate, in the assets,

liabilities, financial condition, business operations, affairs or circumstances of the Borrower, from those reflected in the most recent financial statements furnished to the Lender prior to the Closing Date, except to the extent that such changes are permitted by this Agreement.

(d)  If reasonably required by Lender, a bringdown title search in the appropriate states, confirming the absence of Lien filings against the Borrower since the effective date of the preceding bringdown search.

Section 7.5 Title Opinions. It is expressly acknowledged by the Borrower that the waiver by the Borrower (on the basis of the Borrower's business judgment) of any title requirements contained in any title opinions delivered to the Lender from time to time in connection with this Agreement, and funding by the Lender of Advances, shall not constitute a waiver by the Lender of any of the representations or warranties of the Borrower contained herein.

ARTICLE 8

DEFAULT

Section 8.1 Events of Default. Any of the following events shall be considered an "Event of Default" as that term is used herein:

(a)  Principal and Interest Payments. The Borrower fails to make payment (x) when due of any principal or interest installment on the Note, any unused facility fee, any commitment fee, engineering fee or any other Indebtedness incurred pursuant to this Agreement to the Lender, and such failure continues unremedied for a period of five (5) Business Days after the earlier of (i) notice thereof being given by the Lender to the Borrower or (ii) such default otherwise becoming known to the president or chief financial officer of the Borrower or (y) when due of any mandatory prepayment under Subsection 2.4(b).

(b)  Representations and Warranties. Any representation or warranty made by or on behalf of the Borrower contained in this Agreement, the Note or any of the Collateral Documents proves to have been incorrect in any material respect as of the date thereof; or any representation, statement (including financial statements), certificate or data furnished or made to the Lender by any Person under this Agreement, the Note or any of the Collateral Documents proves to have been untrue in any material adverse respect as of the date as of which the facts therein set forth were stated or certified.

(c) Specific Covenants. The Borrower fails to observe or perform at any time any covenant or agreement contained in Section 5.6, Section 5.8, Section 5.15, or Article 6 of this Agreement.

(d)  Covenants. The Borrower or other Person (other than the Lender) defaults in the observance or performance of any of the covenants or agreements contained in this Agreement, the Note or any of the Collateral Documents to be kept or performed by the Borrower or such Person (other than a default under Subsections (a) through (c) hereof), and such default continues unremedied for a period of 30 days after the earlier of (i) notice thereof being given by the Lender to the Borrower or such Person, as applicable, or (ii) such default (and the fact that it is a default) otherwise becoming known to the president or chief financial officer of the Borrower or other Person, as applicable.

(e)  Other Debt to Lender. The Borrower defaults in the payment of any amounts due to the Lender or in the observance or performance of any of the covenants, or agreements contained in any loan agreements, notes, leases, collateral or other documents relating to any Debt of the Borrower to the Lender other than the Indebtedness, and any grace period applicable to such default has elapsed.

(f)  Other Debt to Other Lenders. The Borrower defaults in the payment of any amounts due to any Person (other than the Lender) or in the observance or performance of any of the covenants or agreements contained in any credit agreements, notes, leases, collateral or other documents relating to any Debt of the Borrower to any Person (other than the Lender) in excess of $500,000.00, and any grace period applicable to such default has elapsed.

(g)  Involuntary Bankruptcy or Receivership Proceedings. A receiver, conservator, liquidator or trustee of the Borrower, or of any of its property, is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against the Borrower under the Federal Bankruptcy Code; or the Borrower is adjudicated bankrupt or insolvent; or any material portion of the property of the Borrower is sequestered by court order and such order remains in effect for more than 30 days after such party obtains knowledge thereof; or a petition is filed against the Borrower under any reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within 60 days.

(h)  Voluntary Petitions. The Borrower files a case under the Federal Bankruptcy Code or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any case or petition against it under any such law.

(i)  Assignments for Benefit of Creditors. The Borrower makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of the Borrower or of all or any part of its property.

(j)  Undischarged Judgments. Judgment for the payment of money in excess of $20,000.00 (which is not covered by insurance) is rendered by any court or other governmental body against the Borrower, and the Borrower does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof, and within said 30-day period or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under generally accepted accounting principles.

(k)  Attachment. A writ or warrant of attachment or any similar process shall be issued by any court against all or any material portion of the property of the Borrower, and such writ or warrant of attachment or any similar process is not released or bonded within 30 days after its entry.

(l)  Invalidity. The Borrower shall assert in writing that any material provision of this Agreement, the Note or any of the Collateral Documents shall for any reason be or cease to be valid and binding on the Borrower after the Closing Date.

Section 8.2 Remedies. (a) Upon the happening of any Event of Default specified in the preceding Section (other than Subsections (g) or (h) thereof), (i) all obligations, if any, of the Lender to make Advances to the Borrower shall immediately cease and terminate, and (ii) the Lender may by written notice to the Borrower declare the entire principal amount of all Indebtedness then outstanding including interest accrued thereon to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower.

(b) Upon the happening of any Event of Default specified in Subsections (g) or (h) of the preceding Section, (i) all obligations, if any, of the Lender to make Advances to the Borrower shall immediately cease and terminate, and (ii) the entire principal amount of all obligations then outstanding including interest accrued thereon shall, without notice or action by the Lender, be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower.

(c)  In addition to the foregoing, the Lender may exercise any of the rights and remedies established in the Collateral Documents or avail itself of any other rights and remedies provided by applicable law.

(d)  In furtherance of the foregoing, to the extent that any standby letters of credit are outstanding upon the occurrence of any Event of Default, the Lender may be written notice to the Borrower require the Borrower to pay to the Lender immediately on such demand the full face amount of such letters of credit to be held by the Lender as collateral for the payment of such letters of credit.

Section 8.3 Set-Off. Upon the occurrence of any Event of Default, the Lender shall have the right to set-off any funds of the Borrower in the possession of the Lender (including without limitation funds in the accounts provided for in Article 5) against any amounts then due by the Borrower to the Lender pursuant to the Agreement (but the Borrower acknowledges that the Lender may apply funds in such accounts against any interest, fee or mandatory principal prepayment amounts then due and payable by the Borrower even without the occurrence of an Event of Default). The Borrower agrees that any holder of a participation in the Note may exercise any and all rights of counter-claim, set-off, banker's lien and other liens with respect to any and all monies owing by Borrower to such holder as fully as if such holder of a participation were a holder of a note in the amount of such participation.

Section 8.4 Marshaling. The Borrower shall not in any time hereafter assert any right under any law pertaining to marshaling (whether of assets or liens) and the Borrower expressly agrees that the Lender may execute or foreclose upon the Collateral Documents in such order and manner as the Lender, in its sole discretion, deems appropriate.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices. Any notice or demand which, by provision of this Agreement, is required or permitted to be given by one party to the other party hereunder shall be given by (i) deposit, postage prepaid, in the mail, registered or certified mail, or (ii) delivery to a recognized express courier service, or (iii) delivery by hand, or (iv) by facsimile, in each case addressed (until another address or addresses is given in writing by such party to the other party) as follows:

If to Borrower: The Exploration Company of Delaware, Inc.
500 North Loop 1604 East, Suite 250
San Antonio, Texas 78232

Attention: Chief Financial Officer

Facsimile Number: (210) 496-3232

If to Lender: Hibernia National Bank
P. O. Box 61540
New Orleans, Louisiana 70161

or

313 Carondelet Street
New Orleans, Louisiana 70130

Attention: Manager
Energy/Maritime Department

Facsimile Number: (504) 533-5434

All notices sent by facsimile transmission shall be deemed received by the addressee upon the transmitter's receipt of acknowledgment of receipt from the offices of such addresses (if before 5:00 p.m. on a Business Day; if later, than on the next Business Day).

Section 9.2 Entire Agreement. This Agreement, the Note and the Collateral Documents set forth the entire agreement of the Lender and the Borrower with respect to the Indebtedness, and supersede all prior written or oral understandings with respect thereto; provided, however, that all written representations, warranties and certifications made by the Borrower to the Lender with respect to the Indebtedness and the security therefor shall survive the execution of this Agreement. The Borrower is not relying on any representation by the Lender, and no representation has been made, that the Lender will, at the time of a Default or at any other time, waive, negotiate, discuss, or take or refrain from taking any action with respect to such Default.

Section 9.3 Renewal, Extension or Rearrangement. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each and all promissory notes or security instruments hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Note.

Section 9.4 Amendment. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally or in any manner other than by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

Section 9.5 Invalidity. In the event that any one or more of the provisions contained in this Agreement, the Note, or the Collateral Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, the Note or the Collateral Documents.

Section 9.6 Survival of Agreements. All representations and warranties of the Borrower herein, and all covenants and agreements herein not fully performed before the effective date of this Agreement, shall survive such date.

Section 9.7 Waivers. No course of dealing on the part of the Lender, its officers, employees, consultants or agents, nor any failure or delay by the Lender with respect to exercising any of its rights, powers or privileges under this Agreement, the Note or the Collateral Documents, shall operate as a waiver thereof.

Section 9.8 Cumulative Rights. The rights and remedies of the Lender under this Agreement, the Note and the Collateral Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 9.9 Time of the Essence. Time shall be deemed of the essence with respect to the performance of all of the terms, provisions and conditions on the part of the Borrower and the Lender to be performed hereunder.

Section 9.10 Successors and Assigns; Participants. (a) All covenants and agreements made by or on behalf of the Borrower in this Agreement, the Note and the Collateral Documents shall bind its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns. The Borrower may not assign its rights or obligations under this Agreement.

(b)  This Agreement is for the benefit of the Lender and for such other Person or Persons as may from time to time become or be the holders of any of the Indebtedness, and this Agreement shall be transferrable and negotiable, with the same force and effect and to the same extent as the Indebtedness may be transferrable, it being understood that, upon the transfer or assignment by the Lender of any of the Indebtedness, the legal holder of such Indebtedness shall have all of the rights granted to the Lender under this Agreement.

(c)  The Borrower hereby recognizes and agrees that the Lender may, from time to time, one or more times, transfer all or any portion of the Indebtedness to one or more third parties. Such transfers may include, but are not limited to, sales of participation interests in such Indebtedness in favor of one or more third party lenders. Borrower specifically (i) consents to all such transfers and assignments, waives any subsequent notice of and right to consent to any such transfers and assignments as may be provided under applicable Louisiana law; (ii) agrees that the purchaser of a participation interest in the Indebtedness will be considered as the absolute owner of a percentage interest of such Indebtedness and that such a purchaser will have all of the rights granted to the purchaser under any participation agreement governing the sale of such a participation interest; (iii) waives any right of offset that Borrower may have against the Lender, and/or any purchaser of such a participation interest in the Indebtedness, and unconditionally agrees that either the Lender or such a purchaser may enforce Borrower's Indebtedness under this Agreement, irrespective of the failure or insolvency of the Lender or any such purchaser; (iv) agrees that any purchaser of a participation interest in the Indebtedness may exercise any and all rights of counter-claim, set-off, banker's lien and other liens with respect to any and all monies owing to the Borrower; and (v) agrees that, upon any transfer of all or any portion of the Indebtedness, the Lender may transfer and deliver any and all collateral securing repayment of such Indebtedness to the transferee of such Indebtedness and such collateral shall secure any and all of the Indebtedness in favor of such a transferee, and after any such transfer has taken place, the Lender shall be fully discharged from any and all future liability and responsibility to Borrower with respect to such collateral, and the transferee thereafter shall be vested with all the powers, rights and duties with respect to such collateral.

Section 9.11 Relationship Between the Parties. The relationship between the Lender and the Borrower shall be solely that of lender and borrower, and such relationship shall not, under any circumstances whatsoever, be construed to be a joint venture, joint adventure, or partnership. The Lender has no fiduciary obligation to the Borrower with respect to this Agreement or the transactions contemplated hereby.

Section 9.12 Limitation of Liability. This Agreement, the Note and the Collateral Documents are executed by an officer of the Lender, and by acceptance of the Loan, the Borrower agrees that for the payment of any claim or the performance of any obligations hereunder resulting from any default by the Lender, resort shall be had solely to the assets and property of the Lender, and no shareholder, officer, employee or agent of the Lender shall be personally liable therefor.

Section 9.13 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 9.14 Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

SECTION 9.15 GOVERNING LAW. THIS AGREEMENT IS, AND THE NOTE WILL BE, CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF LOUISIANA.

Section 9.16 Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 9.17 WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION. (a) THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER AND THE LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (i) THE NOTE, (ii) THIS AGREEMENT, (iii) THE COLLATERAL DOCUMENTS OR (iv) THE COLLATERAL. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE BORROWER AND THE LENDER, AND THE BORROWER AND THE LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE BORROWER AND THE LENDER FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

(b)  THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE COURTS OF LOUISIANA AND THE FEDERAL EASTERN DISTRICT COURT IN LOUISIANA, AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR BROUGHT TO ENFORCE THE PROVISIONS OF THE NOTE, THIS AGREEMENT AND/OR THE COLLATERAL DOCUMENTS MAY BE BROUGHT IN ANY COURT HAVING SUBJECT MATTER JURISDICTION. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTIONS THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME. THE BORROWER AGREES THAT NOTHING HEREIN SHALL LIMIT THE LENDER'S RIGHT TO SUE IN ANY OTHER JURISDICTION.

(c)  THE BORROWER HEREBY AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 9.1 OR AT SUCH OTHER ADDRESS AS TO WHICH THE LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 9.18 AGREEMENT SUPERCEDES ALL PRIOR AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE NOTE, THE COLLATERAL DOCUMENTS, AND ANY OTHER WRITTEN INSTRUMENTS EXECUTED PURSUANT TO THIS AGREEMENT REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HEREOF, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

BORROWER: THE EXPLORATION COMPANY OF DELAWARE, INC.

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: President

LENDER: HIBERNIA NATIONAL BANK

By: /s/ Nancy Moragas

Name: Nancy Moragas
Title: Vice President

ADDENDUM I

LIBO RATE PROVISIONS

1.  The Lender shall determine the interest rate applicable to LIBO Rate Advances, and its determination shall be conclusive in the absence of manifest error. The Lender shall endeavor to notify the Borrower prior to the date on which an interest payment is due, provided that the failure of the Lender to provide such notice shall not affect the Borrower's obligation to pay interest on such date.

2.  If any applicable law or regulation, or the action of any applicable regulatory requirement increases the reserves or capital required to be maintained by the Lender with respect to the Loan (including unfunded commitments and obligations on letter of credit), the Lender shall promptly deliver a certificate to the Borrower specifying the additional amount as will compensate the Lender for the additional costs, which certificate shall be conclusive in the absence of manifest error. The Borrower shall pay the amount specified in such certificate promptly upon receipt.

3.  If the Lender gives notice to the Borrower that no LIBO bid rate is quoted to the Lender (or otherwise that adequate and reasonable methods do not exist for ascertaining the LIBO Rate) for the applicable Interest Period or in the applicable amounts (which notice shall be conclusive and binding on the Borrower absent manifest error), then (A) the obligation of the Lender to make a LIBO Rate Advance and the ability of the Borrower to select the LIBO Rate for an Advance shall be suspended, and (B) the Borrower shall either prepay all LIBO Rate Advances for which an interest rate is to be determined on such date or the Loan shall thereafter bear interest at the Base Rate.

4.  If any applicable domestic or foreign law, treaty, rule or regulation (whether now in effect or hereinafter enacted or promulgated, including Regulation D of the Board of Governors of the Federal Reserve System) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law):

(i)  changes the basis of taxation of payments to the Lender or any principal, interest, or other amounts attributable to any LIBO Rate Advance (other than taxes imposed on the overall net income of the Lender);

(ii)  changes, imposes, modifies, applies or deems applicable any reserve, special deposit or similar requirements in respect of any such LIBO Rate Advance (excluding those for which the Lender is fully compensated pursuant to adjustments made in the definition of LIBO Rate) or against assets of, deposits with or for the account of, or credit extended by, the Lender; or

(iii) imposes on the Lender or the interbank eurocurrency deposit and transfer market any other condition or requirement affecting any such LIBO Rate Advance,

and the result of any of the foregoing is to increase the cost to the Lender of funding or maintaining any such LIBO Rate Advance (other than costs for which the Lender is fully compensated pursuant to adjustments made in the definition of LIBO Rate) or to reduce the amount of any sum receivable by the Lender in respect of any such LIBO Rate advance by an amount deemed by the Lender to be material, then or the Lender shall promptly notify the Borrower in writing of the happening of such event and (1) Borrower shall upon demand pay to the Lender such additional amount or amounts as will compensate the Lender for such additional cost or reduction and (2) Borrower may elect, by giving to the Lender not less than three Business Days' notice, to change the interest rate applicable to such Advance, and any other portion of the Loan bearing interest at the LIBO Rate, to the Base Rate.

5.  Notwithstanding any other provision hereof, if any change in applicable laws, treaties, rules or regulations or in the interpretation or administration thereof of or in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful or impracticable for the Lender to maintain Advances bearing interest at the LIBO Rate, or shall materially restrict the authority of the Lender to purchase, sell or take certificates of deposit or offshore deposits of dollars, then, upon notice by the Lender to Borrower, the Lender's portion of all LIBO Rate Advances which are then outstanding and which cannot lawfully or practicably be maintained shall immediately cease to bear interest at the LIBO Rate and shall commence to bear interest at the Base Rate. The Borrower agrees to indemnify the Lender and hold it harmless against all costs, expenses, claims, penalties, liabilities and damages which may result from any such change in law, treaty, rule, regulation, interpretation or administration. The Borrower hereby agrees promptly to pay the Lender, upon demand by the Lender, any additional amounts necessary to compensate the Lender for any costs incurred by the Lender in making any conversation in accordance with this Paragraph, including any interest or fees payable by the Lender to lenders of funds obtained by it in order to make or maintain hereunder its portion of the Loan accruing interest based on the LIBO Rate.

6.  The Borrower will indemnify the Lender against, and reimburse the Lender on demand for, any loss or expense incurred or sustained by the Lender (including without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain LIBO Rate Advances) as a result of (i) any payment or prepayment (whether authorized or required hereunder or otherwise, including without limitation a mandatory prepayment when required under Section 2.4(b) of the Agreement) of all or a portion of any LIBO Rate Advance on a day other than the day on which the applicable Interest Period ends, (ii) any payment or prepayment, whether required hereunder or otherwise, of the LIBO Rate Advances made after the delivery, but before the effective date, of an election to have the LIBO Rate apply to LIBO Rate Advance, if such payment or prepayment prevents such election from becoming fully effective, or (iii) the failure of any LIBO Rate Advance to be made by the Lender or of any such election to become effective due to any condition precedent to a LIBO Rate Advance not being satisfied or due to any other action or inaction of Borrower. For purposes of this section, funding losses arising by reason of liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain LIBO Rate Advances shall be calculated as the remainder obtained by subtracting: (1) the yield (reflecting both stated interest rate and discount, if any) to maturity of obligations of the United States Treasury as determined by the Lender in an amount equal or comparable to such advance for the period of time commencing on the date of the payment, prepayment or change of rate as provided above and ending on the last day of the subject Interest Period, from (2) the LIBO Rate of the subject Interest Period, times the number of days from the date of payment, prepayment or change of rate to the last day of the subject Interest Period, divided by 360. Any payment due under this paragraph will be paid to the Lender within five days after demand therefor by the Lender.

7. The Borrower covenants and agrees that

(i) The Borrower will pay, within five days after notice thereof from Lender and on an after-tax basis, all present and future income, stamp and other taxes, levies, costs and charges whatsoever imposed, assessed, levied or collected on or in respect of any LIBO Rate Advance whether or not legally or correctly imposed, assessed, levied or collected (excluding taxes, levies, costs or charges imposed on or measured by the overall net income of the Lender) (all such non-excluded taxes, levies, costs and charges being collectively called "Reimbursable Taxes"). Promptly after the date on which payment of any Reimbursable Taxes is due pursuant to applicable law, the Borrower will, at the request of the Lender, furnish to the Lender evidence in form and substance satisfactory to the Lender that Borrower has met its obligation under this paragraph.

(ii) The Borrower will indemnify the Lender against, and reimburse the Lender on demand for, any Reimbursable Taxes paid by the Lender and any loss, liability, claim or expense, including interest, penalties and legal fees, that the Lender may incur at any time arising out of or in connection with the failure of Borrower to make any payment of Reimbursable Taxes when due, unless such failure is due to the Lender's failure to give notice to Borrower of Borrower's obligation to pay such Reimbursable Taxes at least five days prior to the date when they are due. Any payment due under this subsection will be paid to the Lender within five days after demand therefor by the Lender.

(iii) All payments on account of the principal of, and interest on, LIBO Rate Advances and all other amounts payable by Borrower to the Lender hereunder shall be made free and clear of and without reduction by reason of any Reimbursable Taxes.

(iv) If Borrower is ever required to pay any Reimbursable Taxes with respect to any LIBO Rate Advance, Borrower may elect, by giving to the Lender not less than three (3) Business Days' notice, to change the interest rate applicable to any such advance from the LIBO Rate to the Base Rate, but such election shall not diminish Borrower's obligation to pay all Reimbursable Taxes therefore imposed, assessed, levied or collected.